SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (date of earliest event reported): May 3, 1996
                        Commission File Number: 0-25386


                       FRONTIER OIL EXPLORATION COMPANY
            (Exact Name of Registrant as Specified in its Charter)


                   NEVADA                      87-0504461
          (State or other jurisdiction of     (IRS Employer
          incorporation or organization)   Identification No.)


           3006 HIGHLAND DRIVE
                SUITE 206
          SALT LAKE CITY, UTAH                   84106
     (Address of Principal Executive Offices)  (Zip Code)


              Registrant's Telephone Number, including Area Code:
                        (801) 486-5555


                             N/A
     (Former name, former address, and formal fiscal year, if changed since last report)

                             ITEM 5.  OTHER EVENTS



     On May 3, 1996, FX Energy, the operating name of Frontier Oil Exploration Company (the "Company") entered into an agreement, effective April 16, 1996, with RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie, Hamburg, Germany ("RWE-DEA"), for joint further operations on the Company's approximately 2.4 million acre Baltic Platform concession area in northern Poland.

     This agreement grants to RWE-DEA the right to earn a 50% interest in the concession area by reimbursing the Company $250,000 in costs incurred to date, paying up to $1,000,000 (plus 10% contingency) for a seismic survey now being initiated of the Gladysze and two other structures within the concession area, and bearing up to $1,000,000 (plus 10% contingency) of the cost of a first drill test scheduled for the last half of 1996 at a location to be designated by RWE-DEA. The Company has the right to select the location of a second test for drilling in early 1997. If RWE-DEA does not bear its 50% share of the costs of this second test, RWE-DEA is required to reassign its 50% interest to the Company. The Company is designated as the operator of all joint operations.

     The agreement with RWE-DEA is subject to approval by the Polish authorities. Based on informal discussions between the Company, RWE-DEA, and the Polish authorities, the Company expects that such approval will be obtained timely. If such required approval is not obtained, the Company is required to return the initial $250,000 cash payment.

     The Company has authorized the initiation of a seismic survey over the Gladysze and two other structures within the concession area, with permitting now under way and field work scheduled to commence during the second quarter of 1996. The interpretation by the Company and RWE-DEA of the new data during the third quarter will serve as the basis for locating the initial test well scheduled for late 1996.

     Initial drilling will be to the PreCambrian basement at a target depth of 9,500 feet at a cost of approximately $1,000,000 to $1,250,000 per dry hole.
The Company estimates that the total cost of a well completed for production will be approximately $1,500,000 for the first well, with the individual cost of successive wells being somewhat lower.

     RWE-DEA is a subsidiary of RWE AG, headquartered in Hamburg, Germany, a fully integrated major German petroleum company with worldwide chemical activities. RWE-DEA advises that it reported 1994/95 fiscal year revenue of US$15.9 billion from exploration and production of oil and gas worldwide, underground gas storage facilities, manufacturing and marketing of petroleum products, and chemical business. RWE AG reports that it is the fifth largest industrial enterprise in Germany with reported 1994/95 fiscal year revenue of US$42.4 billion

     To date the Company has utilized its own funds for expenditures associated with obtaining the exploration rights to the concession area, obtaining and analyzing the data available from Polish sources, and advancing the exploration effort to its current stage. As of December 31, 1995, the Company had incurred approximately $584,000 in costs associated with the Baltic Platform project. If the agreements with RWE-DEA are not approved by the Polish authorities, the Company will require approximately $2,000,000 to meet the concession requiremetns to drill a test during 1996. In such circumstances, the Company would be dependent on obtaining required funds through a joint exploration arrangement with another firm, the sale of securities, or some other source. There can be no assurance that such alternative financing could be arranged timely or on favorable terms.

     The Company's share of the costs of a second well, completion costs of productive wells, exploration wells on additional prospects, and further appraisal wells may increase the total expenditures in connection with the Baltic Platform concession area to $6,000,000 to $8,000,000 through the end of 1997. The Company presently has no commitment for funding such expenditures.
If the planned drilling results in the discovery of producible reserves, the Company may seek the required additional funds through the sale of securities or additional participation from others to fund field development or to obtain long-term development and production support, which would dilute the interest retained by the Company. Conversely, if the initial drilling results are negative or inconclusive and RWE-DEA elects not to continue, the Company would require substantial additional funds to proceed with the exploration of other prospects within the Onshore Baltic concession area, if deemed warranted by the Company.

                   ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS



    (a) Financial statements of businesses acquired.      Not applicable.

    (b) Pro forma financial information.     Not applicable.

    (c) Exhibits.  The following exhibit is included as part of this report:


          SEC
Exhibit Reference
Number   Number           Title of Document            Location


10.01      10     Agreement dated effective April      This
                    16, 1996, between Frontier         Filing
                    Poland Exploration and
                    Producing Company Sp. Zo. o.
                    and RWE-DEA Aktiengesellschaft
                    fur Mineraloel und Chemie,
                    including exhibits, relating to
                    Onshore Baltic concession area

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 1996              FRONTIER OIL EXPLORATION COMPANY


                                By:     /s/ David N. Pierce